UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 3, 2012 (December 3, 2012)

The WhiteWave Foods Company

(Exact name of registrant as specified in its charter)

Delaware	1-35708	46-0631061
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2711 North Haskell Avenue, Suite 3400

Dallas, Texas 75204

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:

(214) 303-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 3, 2012, Dean Foods Company, the parent company of The WhiteWave Foods Company (the “Company”), announced that it had entered into an agreement to sell the business of its wholly-owned subsidiary Morningstar Foods, LLC (“Morningstar”). In connection with the sale of Morningstar, the Company entered into an agreement (the “Agreement”) to sell certain of its assets to Morningstar for $60 million, net of taxes. The Agreement provides for (1) the termination of the Company’s option to purchase plant capacity and property in Frederick, Maryland from Morningstar; (2) a right of first refusal with respect to excess production capacity to the extent any such capacity becomes available at the Frederick facility; and (3) the sale to Morningstar of certain manufacturing equipment used to produce certain products for the Company at Morningstar’s Sulphur Springs, Texas plant. In addition, the Company and Morningstar will modify certain terms of existing intercompany commercial agreements between the two companies, which modifications are not expected to have a material effect on the Company.

The Company intends to use the proceeds received to reduce Company debt.

The press release announcing the transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	The WhiteWave Foods Company Press Release dated December 3, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 3, 2012	THE WHITEWAVE FOODS COMPANY

	By:	/s/ Roger E. Theodoredis
Roger E. Theodoredis
Executive Vice President and General Counsel

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	The WhiteWave Foods Company Press Release dated December 3, 2012